Fred M. Ehlers
Director Planning and Transportation Operating Systems
Debbie H. Butler
Vice President Customer Service
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 27, 2003

Good Morning. For the next 30 minutes, Debbie Butler and I would like to talk to you about some of the new Advanced Operating Plan Enhancements underway at Norfolk Southern.

The four systems we will be discussing today are -The Operating Plan Developer, or OPD. The Unified Traffic Control System, or UTCS. The Operation Plan Adherence system, also known as OPA. And, the related Local Operating Plan Adherence system, or LOPA.

What is the Operating Plan Developer?

The Operating Plan Developer is an integrated decision support system for Railway Operating Plan Design, Evaluation, and Improvement.

It is the primary system we will use to monitor and modify the TOP plan on an ongoing basis.

Specifically, OPD was designed to meet several business objectives.

First, we wanted to capitalize on the strengths of Norfolk Southern's integrated production transportation systems. Namely, ABC, our production car routing algorithm and TSR, our production train service register. Having a model that is tightly linked to the production environment is crucial. OPD and ABC/TSR utilize the same underlying routing algorithm, thus results achieved in the modeling environment can be easily and accurately transferred to the production environment and vise-versa. I can't overstate the importance of this capability for accurately modeling railroad operations.

Second, we needed to minimize input data preparation and maximize the users focus on output analysis and operating plan improvements. Historically, in this type of analysis, the user is often overwhelmed by data preparation and transformation tasks that make the analysis of current or "relevant" data extremely time consuming. Again, since OPD is tightly integrated with our production systems, we are able to process a two week traffic sample, and without any human intervention in about an hour.

Third, we wanted to provide our users with analysis tools to - conduct fast "what if" comparison analysis of operating plan changes, monitor planned yard, block, and train volumes, and identify operating plan efficiencies.

And forth, we wanted the universal availability of the planning tool to non-traditional users. We wanted to be able to put OPD on the desk of every Service Design and Terminal Operations employee and provide significant enough functionality so that it becomes incorporated into their daily work routine. We didn't want to develop an application that could only be used by a select group of specialists that would only run the model for special projects on a limited basis.

This is an actual screen capture from OPD.

It is a Java based application that runs over Norfolk Southern's intranet. As you can see, it has a standard windows interface with standard windows functionality.

The screen you are currently viewing is the Block Volume Report for Elkhart, Indiana. The report shows the "planned" daily block volumes for every block made at Elkhart over a defined time frame. This particular report would be used to verify that the blocking plan is effective and that blocks are populating in a manner so that the blocking ability of any yard is fully utilized. This is one of seven "canned" operating plan analysis reports in OPD.

This is another screen capture from OPD.

It represents a series of "canned" operating plan Improvement reports that identifies situations were efficiencies may be gained. This particular report is the Yard Bypass Opportunities. The report identifies situations where we have sufficient block volume between two points to warrant a direct block of traffic, thus avoiding an intermediate handling.

OPD provides a critical analytical tool in creating and maintaining the Norfolk Southern operating plan.

It plays an important role in blocking plan optimization, balancing yard/train operations, rationalizing yard operations, train sizing optimization, traffic diversion studies, and optimizing the operating plan to match traffic forecasts.

Phase I of OPD was implemented in July of 2002 and provides full functionality to support the analysis of the blocking plan.

Phase II of OPD is scheduled to be implemented at the end of this quarter and will expand the blocking capability to train plan analysis, trip planning/customer commitment analysis, and provide an interface to the locomotive fleet sizing model.

The train plan analysis functionality will provide train sizing capability to the model. The trip planning/customer commitment component will introduce the time element to the process and allow us to better understand the interaction of operating plan changes and transit times and to insure that customer commitments are observed. The interface to the locomotive fleet sizing model will facilitate the correct sizing of the locomotive fleet.

The next system I would like to talk about is UTCS or the Unified Traffic Control System.

While OPD is responsible for developing an efficient operating plan, UTCS is one of the systems responsible for efficiently executing the operating plan.

Many business objectives were incorporated in the UTCS project.

First, we wanted to unify and standardize various "stand alone" divisional dispatching systems in order to achieve an integrated network solution. While the dispatching centers will remain geographically and divisionally dispersed, the system will be unified electronically into a single integrated system.

Second, taking advantage of the integration, we wanted a system to coordinate and optimize network train movements in order to efficiently execute the operating plan and improve on-time train performance at intermediate and destination stations.

At the center of this coordination and optimization function is the UTCS movement planner.

The movement planner integrates business objectives with detailed train and track information to formulate a network movement plan. This movement plan is constantly updated and will lead to greater average velocity, less yard congestion, less road congestion, improved asset utilization, and increased on-time train performance.

Another business objective was that UTCS needed to provide very robust disaster recovery capabilities. Not only does the UTCS system incorporate geographically dispersed back-up servers, but we will also have the ability to dispatch any portion of the railroad from any UTCS work station.

A later deliverable in the project is the off-line capacity planner which is to be used for line capacity analysis and determining where capital improvements could be best utilized.

UTCS will also support any future initiatives into positive train control.

UTCS is currently in the software development phase. Factory acceptance testing occurs at the beginning of 2004, with the Georgia Division installation occurring in the 2nd quarter. The remaining divisions will be cut-over every 2-3 months thereafter.

UTCS is typical of the initiatives being undertaken by Norfolk Southern. We are aggressively integrating advanced planning tools with our already robust production systems to further increase efficiency and performance.

Simply said, we are developing the tools to plan the work ... and work the plan.

Operating Plan Adherence, or OPA is the next system I would like to discuss. OPA is a comprehensive system used to measure various aspects of adherence to the operating plan.

The project has two primary focus areas - field execution and overall shipment performance.

Like many of the projects discussed today, many business objectives were incorporated into the design.

The first was to verify that the operating plan is being followed on a consistent basis. Obviously, an operating plan can only be as good as it is executed, so we needed a robust mechanism in place to verify that everything designed in the plan was actually taking place in execution.

Second, we wanted to provide quick performance feedback in an interactive, "drill-down" capable environment. In other words, we wanted to give field personal a scorecard of how they did the previous day with the ability to drill-down into the data.

Third, we needed to provide measurements that are car/shipment centric instead of train centric.

And finally, we needed to provide additional tools to help the field fully understand a dynamic operating plan and provide aids to help them follow the plan.

Currently, OPA covers two field execution dimensions - blocking compliance and connection performance.

Under blocking compliance, we measure - are the correct blocks on the train, are the blocks in the correct standing order, and are the cars in the blocks together. Blocking compliance is important because it facilitates the timely and accurate handling of trains and thus cars through the network

Under connection performance, we measure if the car connected to the right train, on the right day, and did it depart on-time.

Here is a screen capture of the "high level" blocking compliance measures for a day by location, division, and region.

The report indicates the cars handled, the three blocking compliance dimensions (are the correct blocks on the train, are the blocks in the correct standing order, and are the cars in the blocks together), and the overall score. The overall score is a composite of the three blocking dimensions.

Like OPD, this an intranet based report that is available anywhere on the Norfolk Southern network.

Drilling down into the Linwood data, we see the same measurement dimensions, but at a train level detail. These are all the trains that departed Linwood, North Carolina for the day in question.

Drilling down further in the Linwood data for train 119, we can view the blocking level detail. This level indicates block-by-block how the train was constructed from the locomotives to the end-of-train device. If needed, the user can view the actual consist of the train in question.

As you can see, these are very detailed measures. They automate a very complex and previously manual process for all scheduled trains across the Norfolk Southern network.

As I mentioned in the business objectives section. As part of the project, we are also adding information to TYES (our yard inventory and car reporting system) to better indicate the specific connections that the operating plan requires for each car.

In TYES we will display two new fields - next train and car status.

Next train - indicates what the outbound connection train and date is for every inbound car.

Car status - indicates if the car is likely to violate a customer commitment or if the car is in jeopardy of missing the current connection.

What you see here is a screen "mock up" of how the next train/car status data will look like in TYES.

While this is data is from our QA (or, quality assurance system), the NxtTrn column indicates the specified connection train, while the color hi-lighting indicates car status. Again, yellow indicates an IN JEOPARDY car, while red indicates a CUSTOMER COMMITMENT violation.

When in production, we hope not to see this much red and yellow.

A few minutes ago we discussed the blocking performance measures; this screen details the connection performance detail. Again, with "drill-down" capability and next day scoring.

As you can see, we provide a great deal of detail regarding how outbound trains are constructed from inbound connections. The purpose of this detail is to provide a powerful tool to aid in "root cause" analysis and to provide a base for corrective action to be taken in future operations.

The blocking compliance component of OPA was implemented the 3rd quarter of 2002. The connection performance component including the TYES interface is scheduled to be implemented in the 2nd quarter of this year.

At this time, I would like to turn the presentation over to Debbie Butler who will discuss the shipment performance dimension of OPA and our final discussion topic - the local operating plan adherence project.

All rail carriers talk about on-time performance. For that matter, so do trucking companies and the airlines. But particularly in the rail industry, traditional metrics don't provide the whole picture. That's because we tend to talk in terms of train performance, and we provide statistics on on-time origin departures or on-time destination arrivals. Customers know that these metrics don't necessarily correlate to shipment performance.

For example, let's say that on a given shipment from origin to destination, the shipment rides on three trains, each of which has average on-time performance of 90%. Let's say further that the performance of our local switching plan at origin and destination is also 90%. Statistically, what should we expect for average on-time performance for this move? The answer may not surprise this audience, but it surprises many -- the answer is about 60%.

The complexity of the rail networks makes shipment or carload metrics much more difficult to calculate. It is roughly the equivalent of measuring airline performance based on data from each passenger -- did he or she arrive at the hotel or make the meeting on time? -- rather than measuring aircraft performance from gate to gate.

OPA is the most complex data model Norfolk Southern has ever undertaken. As Fred outlined, it drives a number of key internal metrics critical to monitoring our network operations and execution. But because it measures at the carload level and retains information on trip plan and actual movement, data from the Operating Plan Adherence System now also gives us a view of performance much closer to the customer's view.

This is a view of the Shipment Performance Metrics system that OPA has allowed us to develop.

The system compares the original ETA to actual performance. The original ETA is calculated from the first reported movement event on Norfolk Southern after billing is received, to availability at destination or delivery at interchange.

The system allows selection of data for the entire system, by commodity, or by lane, and the user can drill down to lane-level detail regardless of which option is selected. The user can also elect to see the data either in summary report form, or in a distribution graph with intervals of 6 or 12 hours.

In this example lane, and incidentally, this is real data, we've selected a summary report of a general merchandise move from Mansfield, Ohio on the ASRY to Rockport, Indiana. NS moved approximately 4,000 carloads in this lane during 2002.

Scheduled service is train 13V from Mansfield to Columbus, OH, train 375 from Columbus to Huntingburg, IN, and local train D15 from Huntingburg to Rockport.

Here is the report for the dates selected, in this case the week beginning January 27, 2003, through February 2.

A total of 90 shipments moved during this period, and the average variance from original ETA was 9.7 hours. Variance, as measured by standard deviation, was 21.9 hours. 72 of the 90 cars were delivered within 24 hours of the original ETA, for on-time performance of 80%.

From the previous screen, the user can drill down to the car initial and number detail for the 90 cars that moved during the week measured. As you can see on this screen, the detail includes the original ETA, actual arrival time, trip-ending event, variation, and the NS trains on which the cars moved.

This is a distribution graph of variance from the original ETA in 12-hour increments for the same data. Since this is a relatively small population of moves, the distribution is not a normal bell curve. If we were to plot the entire population of merchandise carload moves during the same period, the result would be a normalized bell curve distribution, slightly skewed to the left, or early, side.

Although it is not available on the web-based shipment performance application I just demonstrated, we also have the ability to create reports from OPA data stored in Norfolk Southern's Enterprise Data Warehouse.

This chart shows the same origin-destination pair, but displays data for all moves completed during the month of January, 2003.

The value of this data is not just to create reports about how we did. The data generated from OPA also allows us to analyze our performance and to determine where corrective actions are needed. For example, we determined that the shipments that arrived at Rockport early were handled in an extra from Mansfield to Rockport over the New Year holiday. The late shipments were due to the annulment of Train 375 at Louisville over New Year's Day and the following week.

We have deliberately chosen to demonstrate this system with "real" data, and we have not cherry-picked the best performing lanes. The point is that this is a robust system that allows us to drive into the detail of our performance at the carload level, and to identify the actions needed to improve performance.

The OPA shipment performance system is still in testing, but we expect to make it available to all internal users by the end of March. Our goal is to make the application directly available to our customers on the web as well, but we have some data security issues to overcome first. We project that this part of the project will be completed sometime in early 2004.

The metrics I just demonstrated are a significant step forward for Norfolk Southern. But due to the complexities of our customers' business processes, and of the rail transportation process itself, we still have one more step to take to provide the kind of shipment performance information our customers are demanding, and that we need to manage our business.

If a customer bills and releases a car and we fail to execute that work order, that failure would not be documented in the current Operating Plan Adherence data. The same would apply at destination of a car was available to a customer, was ordered in, and we failed to deliver it.

To fill the gap, we have added new metrics to TYES, our car inventory management system, which we refer to as LOPA, or Local Operating Plan Adherence. No comment about the acronym; our creative acronym inventors must have been off that day!

LOPA links information in the TYES customer profile about scheduled switching days, to the information on the industry work order -- what work was scheduled to be performed -- and provides measurements of work order execution.

The next step will be to link the switching schedules in the TYES profiles to our primary trip planning system in order to provide even better dock-to-dock metrics of our performance against the original ETA. It's a fairly comprehensive project and it's premature to give you a specific completion date. I'll simply say that my expectation is that if I were to give this presentation at the same time next year, I would be able to eliminate this discussion.

This is an Operating Division view of the LOPA data in TYES. Summary information can be displayed at a Region, Station, Customer, or Industry Train level. At the customer or industry train level, the data can be further displayed by car initial and number.

You'll note that this data is drilled down to show local switching performance for the customer at Rockport, IN, during roughly the same period as was covered by the shipment performance metrics I talked about a few minutes ago. Keep in mind, though, that LOPA displays all local switching activities, so this data includes cars received from all origins, not just Mansfield, OH.

Of a total of 1687 planned local switches during the period of January 26 through February 9, 2003, 670, or 29.72% were missed for customer reasons, and 218, or 12.92%, were missed due to railroad error.

Drilling down into the data, we can see that the customer is switched seven days per week, and that the customer has instructed that cars be placed on arrival.

Here we can drill down further to determine the reasons that the switching work was not accomplished. On the railroad side, 194 cars were missed because the cars were deleted from the work order instructions. Since we do not know whether this action was requested by the customer or decided independently by the transportation folks at Rockport, we count it as a railroad miss. There was no explanation from the train crews for why the other 24 cars were not switched so again, we count it as a railroad miss.

On the customer side, all 670 cars missed because the cars were not ready to be pulled when the local switcher arrived to serve the plant.

While we have only reviewed four of our Advanced Operating Plan Enhancements, what you have seen is typical of the work going on at Norfolk Southern.

Our system development efforts are intensely focused on functionality to increase transit consistency and timeliness; to improve customer service, network efficiency, and data quality; and to support advanced analytical capabilities. We believe each one of these systems reviewed this morning plays an important role in achieving these goals.

Thank you for your time.